Exhibit 4.2

For Bank Use Only Reviewed by
Due JULY 31, 2007
Customer # __________ Loan #_____________

REVOLVING CREDIT NOTE

$ 3,500,000.00	MAY 26, 2006

        FOR VALUE RECEIVED, the undersigned borrower (the “Borrower”), promises to pay to the order of U.S. BANK N.A. (the “Bank”), the principal sum of THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 Dollars ($ 3,500,000.00 ), payable JULY 31, 2007 (the “Maturity Date”).

        Interest.

The unpaid principal balance will bear interest at an annual rate described in the Interest Rate Rider attached to this Note.

        Payment Schedule.

Interest is payable beginning JUNE 30, 2006, and on the same date of each consecutive month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final interest payment with the final payment of principal.

        Interest will be computed for the actual number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by 360.

        Notwithstanding any provision of this Note to the contrary, upon any default or at any time during the continuation thereof (including failure to pay upon maturity), the Bank may, at its option and subject to applicable law, increase the interest rate on this Note to a rate of 5% per annum plus the interest rate otherwise payable hereunder. Notwithstanding the foregoing and subject to applicable law, upon the occurrence of a default by the Borrower or any guarantor involving bankruptcy, insolvency, receivership proceedings or an assignment for the benefit of creditors, the interest rate on this Note shall automatically increase to a rate of 5% per annum plus the rate otherwise payable hereunder.

        In no event will the interest rate hereunder exceed that permitted by applicable law. If any interest or other charge is finally determined by a court of competent jurisdiction to exceed the maximum amount permitted by law, the interest or charge shall be reduced to the maximum permitted by law, and the Bank may credit any excess amount previously collected against the balance due or refund the amount to the Borrower.

        Subject to applicable law, if any payment is not made on or before its due date, the Bank may collect a delinquency charge of 0.00%, of the unpaid amount. Collection of the late payment fee shall not be deemed to be a waiver of the Bank's right to declare a default hereunder.

        Without affecting the liability of any Borrower, endorser, surety or guarantor, the Bank may, without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security for the payment of this Note, or agree not to sue any party liable on it.

        This Revolving Credit Note constitutes the Note issued under a Revolving Credit Agreement dated as of the date hereof between the Borrower and the Bank, to which Agreement reference is hereby made for a statement of the terms and conditions under which loans evidenced hereby were or may be made and a description of the terms and conditions upon which the maturity of this Note may be accelerated, and for a description of the collateral securing this Note.

        This Note is a "transferablerecord" as defined in applicable law relating to electronic transactions. Therefore, the holder of this Note may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of this Note that is an authoritative copy as defined in such law. The holder of this Note may store the authoritative copy of such Note in its electronic form and then destroy the paper original as part of the holder's normal business practices. The holder, on its own behalf, may control and transfer such authoritative copy as permitted by such law.

        All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Revolving Credit Note, are hereby expressly incorporated by reference.

The Borrower hereby acknowledges the receipt of a copy of this Note.

(Individual Borrower)	National Research Corporation
Borrower Name (Organization)
________________________________________	a Wisconsin Corporation
Borrower Name N/A	By /s/ Patrick E. Beans
________________________________________	Name and Title Patrick E. Beans, CFO
By ________________________________________
Borrower Name N/A	Name and Title _______________________________

LOGO

INTEREST RATE RIDER

        This Rider is made part of the Revolving Credit Note (the “Note”) in the original amount of $ 3,500,000.00 by the undersigned borrower (the “Borrower”) in favor of U.S. BANK N.A. (the “Bank”) as of the date identified below. The following interest rate description is hereby added to the Note:

Interest Rate Options. Interest on each advance hereunder shall accrue at one of the following per annum rates selected by the Borrower (“n/a” indicates rate option is not available, but Prime Rate Loan option must always be selected) (i) upon notice to the Bank, -0.500% plus the prime rate announced by the Bank from time to time, as and when such rate changes (a “Prime Rate Loan”); (ii) upon a minimum of two New York Banking Days prior notice, 2.200% plus the 1, 2, 3, 6 or 12 month LIBOR rate quoted by the Bank from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to commencement of the advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “LIBOR Rate Loan”); or (iii) upon notice to the Bank, n/a % plus the rate, determined solely by the Bank, at which the Bank would be able to borrow funds of comparable amounts in the Money Markets for a 1, 2, 3, 6 or 12 month period, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “Money Market Rate Loan”). The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term “Money Markets” refers to one or more wholesale funding markets available to the Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others. No LIBOR Rate Loan or Money Market Rate Loan may extend beyond the maturity of this Note. In any event, if the Loan Period for a LIBOR Rate Loan or Money Market Rate Loan should happen to extend beyond the maturity of this Note, such loan must be prepaid at the time this Note matures. If a LIBOR Rate Loan or Money Market Rate Loan is prepaid prior to the end of the Loan Period for such loan, whether voluntarily or because prepayment is required due to the Note maturing or due to acceleration of this Note upon default or otherwise, the Borrower agrees to pay all of the Bank’s costs, expenses and Interest Differential (as determined by the Bank) incurred as a result of such prepayment. The term “Loan Period” means the period commencing on the advance date or the applicable LIBOR Rate Loan or Money Market Rate Loan and ending on the numerically corresponding day 1, 2, 3, 6 or 12 months thereafter matching the interest rate term selected by the Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day In the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Bank resulting from prepayment, calculated as of the difference between the amount of interest the Bank would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan or Money Market Rate Loan) had prepayment not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan or Money Market Rate Loan shall be in an amount equal to the remaining entire principal balance of such loan.

In the event the Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan or Money Market Rate Loan, the Bank may at any time after the end of the Loan Period convert the LIBOR Rate Loan or Money Market Rate Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the LIBOR Rate Loan or Money Market Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan or Money Market Rate Loan prior to the end of the Loan Period.

The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR Rate Loan and each Money Market Rate Loan shall be in a minimum principal amount or $100,000.

Dated as of:     MAY 26, 2006

(Individual Borrower)	National Research Corporation
Borrower Name (Organization)
________________________________________	a Wisconsin Corporation
Borrower Name N/A	By /s/ Patrick E. Beans
________________________________________	Name and Title Patrick E. Beans, CFO
By ________________________________________
Borrower Name N/A	Name and Title _______________________________

[GRAPHIC OMITTED]

ADDENDUM TO AGREEMENT

NOTICE PURSUANT TO NEBRASKA REVISED STATUTES 45-1, 112 et. seq.

This Notice is Provided Pursuant to Nebraska Revised Statutes 45-1, 112 et. seq.

NOTICE – WRITTEN AGREEMENTS. A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

IN WITNESS WHEREOF, the undersigned have executed and acknowledged this NOTICE PURSUANT TO NEBRASKA REVISED STATUTES 45-1, 112 et. seq. as of May 26, 2006.

(Individual Borrower)	National Research Corporation
Borrower Name (Organization)
________________________________________	a Wisconsin Corporation
Borrower Name N/A	By /s/ Patrick E. Beans
Name and Title: Patrick E. Beans, CFO
________________________________________	By ________________________________________
Name and Title:
Borrower Name N/A
U.S. Bank N.A.
(Bank)
By /s/ Beth Morgan
Name and Title: Elizabeth A. Morgan, Vice President

Borrower Address:1245 Q Street, Lincoln, NE 68508

Borrower Telephone No.:______________________